Exhibit 10.16

OPERATING AGREEMENT

OF

SG Solutions, LLC

AN INDIANA LIMITED LIABILITY COMPANY

January 14, 2005

TABLE OF CONTENTS

ARTICLE 1. NAME OF COMPANY; TERM		1
1.1.	Name	1
1.2.	Term of Company	1
ARTICLE 2. OFFICES; PURPOSE		1
2.1.	Offices; Records	1
2.2.	Purpose	1
2.3.	Classes of Members; Guaranteed Class B Payments; Voting Rights	2
2.4.	Member Meetings	3
ARTICLE 3. CERTAIN DEFINED TERMS		3
ARTICLE 4. CAPITAL OF THE COMPANY; LOANS		4
4.1.	Initial Capital Contributions	4
4.2.	Additional Capital Contributions	4
4.3.	Capital Accounts	4
4.4.	Liability of Members	4
4.5.	Return of Contribution; Interest	4
4.6.	Loans	4
4.7	Admission of New Members	5
ARTICLE 5. ALLOCATIONS AND DISTRIBUTIONS		5
5.1.	Allocations of Profit and Loss	5
5.2.	Interest and Compensation	6
5.3.	Tax Elections	6
5.4.	Tax Matters Member	6
5.5.	Members Bound	6
5.6.	Distributions of Cash Flow	6
5.7.	Restrictions on Distributions	7
5.8.	Distributions to Class B Members	7
ARTICLE 6. MANAGEMENT AND OPERATION OF THE BUSINESS		7
6.1.	Management of the Company	7
6.2.	Management Board	7
6.3.	Officers	8
6.4.	Buy Out Rights	8
6.5.	Meetings; Consents	9
6.7.	Indemnification and Exculpation	10
ARTICLE 7. TRANSFER AND WITHDRAWAL		10
7.1.	Transfer or Withdrawal	10
7.5.	Continuation of the Company	10
ARTICLE 8. DISSOLUTION AND TERMINATION		11
8.1.	Dissolution of the Company	11
8.2.	Winding Up of the Business	11
8.3.	Date of Termination	12
ARTICLE 9. BANK ACCOUNT, FISCAL YEAR, BOOKS AND RECORDS		13
9.1.	Bank Account	13
9.2.	Fiscal Year	13
9.3.	Books	13

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9.4.	Annual Financial Information	13
ARTICLE 10. RIGHT OF FIRST REFUSAL		13
ARTICLE 11. SECOND GASIFIER		14
ARTICLE 12. GENERAL PROVISIONS		15
12.1.	Entire Agreement; Amendment	15
12.2.	Waiver of Actions	15
12.3.	Attorneys’ Fees	15
12.4.	Notices	16
12.5.	No Third Party Beneficiaries	16
12.6.	Independent Ventures	16
12.7.	Counterparts	16
12.8.	Interpretation and Governing Law	16
12.9.	Binding Effect	16
12.10.	Severability	16

ATTACHMENTS:

SCHEDULE I:	Capital Contributions and Member’s Percentage; Addresses of the Parties
SCHEDULE II:	List of Property and Assets Contributed by Wabash Valley Power Association, Inc. and Wabash River Energy, Ltd.
SCHEDULE A:	Certain Defined Terms
SCHEDULE B:	Appraisal Procedure

iii

OPERATING AGREEMENT

OF

SG SOLUTIONS, LLC

THIS OPERATING AGREEMENT (the “Agreement”) is made effective as of the 14th day of January, 2005 by and between Wabash Valley Power Association, Inc., an Indiana nonprofit corporation (“WVPA”) and Wabash River Energy, Ltd., an Indiana corporation (“WRE”), who constitute all of the Members of the Company.

ARTICLE 1.

NAME OF COMPANY; TERM

1.1. Name. The name of the company is SG Solutions, LLC.

1.2. Term of Company. The Company was formed at the time of the filing of the initial Articles of Organization of the Company in the office of the Indiana Secretary of State. The duration of the Company shall be perpetual unless it is dissolved and terminated in accordance with the provisions of Article 8 of this Agreement.

ARTICLE 2.

OFFICES; PURPOSE; MEMBERS

2.1. Offices; Records.

(a) Offices. The principal office of the Company shall be located at 722 North High School Road, Indianapolis, Indiana 46214, or at such other place within or outside the State of Indiana as may be determined by the Management Board. The Company may also have such other offices within or outside the State of Indiana as may from time to time be determined by the Management Board. The Company shall also maintain such registered offices and registered agents as may be required by law.

(b) Records. The Management Board shall cause the Company to maintain at its principal office: (i) a current list of the full name and last known mailing address of each Member and all former Members in alphabetical order; (ii) a copy of the Articles of Organization and all certificates of amendment thereto; (iii) copies of the Company’s federal, state and local tax returns and reports, if any, for the three (3) most recent years; (iv) copies of this Agreement, any amendments to this Agreement, and any operating agreements no longer in effect; (v) copies of any financial statements of the Company for the three (3) most recent years; (vi) a current list showing the amount of cash and a description and a statement of the value of other property or services which each Member has contributed and the amount, if any, it has agreed to contribute but not yet contributed to the Company; and (vii) the books and records of the Company.

2.2. Purpose. The purpose and business of the Company shall be to own and operate a gasification plant located at 444 W. Sandford Avenue, West Terre Haute, Vigo County, Indiana

47885 (the “Facility”). The Company may also undertake any other lawful act or engage in any other business or venture permitted under the Act, and any other federal or state law which governs the activities of the Company, as may from time to time be recommended by the Management Board and approved by the unanimous consent of the Members. All property originally brought into the Company, subsequently acquired by purchase or otherwise by the Company, or with Company funds shall be Company property, and no Member shall have any ownership or any other interest in such property, except as otherwise provided in this Agreement.

2.3. Classes of Members; Guaranteed Class B Payments; Voting Rights. The Company shall have two classes of Members, Class A and Class B. Profits and losses of the Company shall be allocated as set forth in Article 5.1. Class B Members shall have the right to receive and share among themselves in proportion to their Percentage in the Company, as compared to the Percentages of all Class B Members, a guaranteed payment payable each month in the amount of $220,000, which sum shall constitute an expense to the Company; provided, however, the guaranteed payment shall only commence accruing when the Facility starts producing synthetic gas, with the amount of the guaranteed payment subject to a 60% annual availability test. The initial guaranteed monthly payment to the Class B Members shall be made within five days after the first synthetic gas produced at the Facility by the Company is sent to its user, on a pro-rata basis. Each subsequent payment of the guaranteed monthly payment to the Class B Members shall be made on the fifteenth of the current month in which the guaranteed monthly payment accrues. If the Facility is not able to achieve a 60% annual availability during a calendar year due to technical problems relating to the Facility, the monthly guaranteed payment shall be reduced to $110,000 per month for the following year. Additionally, if the Facility fails to operate for a period of more than ninety (90) consecutive days due to problems relating to the Facility, then the monthly guaranteed payment will be terminated until the Facility restarts production. In addition, the Company’s Management Board may establish a bonus opportunity for the Class B Members based on performance benchmarks, which will include plant functions such as employee safety, satisfaction, turnover, and other matters, including results vs. production, budget objectives and protection of assets. The Management Board shall have final approval of any bonus payment to the Class B Members. Both Class A and Class B Members shall be entitled to the respective Member’s Percentage as shown on Schedule I as the same maybe amended, of any Liquidation Proceeds from the liquidation of the Company as set forth in Article 8.2. Each Member shall be entitled to vote only on amendments of this Operating Agreement which change the interest of a Member in the Company. A Member entitled to vote at a meeting of Members or to express consent or dissent without a meeting shall be entitled to vote in person, or by proxy appointed by an instrument in writing authorizing other persons to act. A proxy shall be signed by the Member or its authorized agent or representative and shall not be valid after the expiration of three (3) years from its date. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by Members representing the percentage ownership interest in the Company required to authorize the action, and are delivered to the Company. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to Members who have not consented in writing.

2.3.1. Guaranteed Monthly Payments Reduced by Payments Toward Working Capital Advanced by Class A Member to Class B Member, Plus Interest. In the event funds have been advanced to a Class B Member directly, or indirectly by a Class A Member by advancing sums to the Company which then advances a similar amount to the Class B Member as determined by the Management Board, the Company shall reduce its guaranteed monthly payment made to the Class B Member by essentially equal monthly amounts calculated by amortizing the original principal plus interest over a ten year period. The annual interest rate shall equal six (6) percent per year. For example, if, at the beginning of this agreement, the balance of funds advanced to the Class B Member is $6,000,000.00, the Company shall reduce the monthly payment by $66,612.30 for the first 120 months. Any remaining balance of the funds advanced to the Class B Member shall be repaid before any assets are distributed in liquidation of the Company.

2.4. Member Meetings. Meetings of the Members shall only be held as and when scheduled by the Management Board and for the purposes set forth in the notice of the meeting. Meetings may be held at the principal office of the Company or such other reasonable place in or outside the State of Indiana, upon giving proper notice to all the Members, The Secretary shall cause notice of the time, place of the meeting, and the purposes of each meeting of the Members to be personally delivered, sent via facsimile, mailed, or e-mailed at least three (3) days, but not more than ninety (90) days, prior to the meeting, to each Member of record entitled to vote at the meeting. Notice shall be deemed given upon deposit in the United States mail or upon sending the e-mail addressed to the address (postal or e-mail as the case may be) of the Member as revealed on the records of the Company. Notice of a meeting of Members need not be given to any Member who signs a waiver of notice in writing, whether before or after the time of the meeting. The notice shall state the nature of the business to be transacted and the matters, if any, upon which the Members will be requested to vote; provided, however, that action may be taken on any matter brought before a meeting of the Members regardless of whether such matter is set forth in the notice. Notice of any adjourned meeting of the Members of the Company need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. Attendance of a Member or its representative at a meeting of Members in person or by proxy constitutes waiver of objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. A Member may participate in a meeting of the Members by a conference telephone or by other similar communications equipment through which all persons participating in the meeting may communicate with the other participants. All participants shall be advised of the communications equipment and the name of the parties in the conference shall be divulged to all participants.

ARTICLE 3.

CERTAIN DEFINED TERMS

Capitalized terms used in the body of this Agreement but not defined herein shall have the meanings ascribed to them in Schedule A attached hereto and incorporated herein.

ARTICLE 4.

CAPITAL OF THE COMPANY; LOANS

4.1. Initial Capital Contributions. Prior to the execution of this Agreement, the Members have contributed money and property to the capital of the Company in consideration of and as payment for their interests in the Company. The agreed value of the capital contributed to the Company by each Member is set forth opposite such Member’s name under the heading “Agreed Value of Capital Contribution” on Schedule I attached hereto.

4.2. Additional Capital Contributions. Member Obligations. In the event the Management Board determines that additional loans or Capital Contributions are needed for the proper operation of the Company’s business, then, unless otherwise agreed by the Members, each Member shall be requested to make additional loans or Capital Contributions in amounts proportionate to the Members’ respective Member’s Percentages within thirty (30) days after the date of notice from the Company requesting such contribution. To the extent all Members furnish their share of such funds, they shall be treated as Capital Contributions. Any excess furnished by any Member above its proportionate share may be furnished either as an additional Capital Contribution or as an interest-bearing loan, as provided in Article 4.6 below.

4.3. Capital Accounts. The Management Board shall cause the Company to maintain a Capital Account for each Member based upon their Capital Contributions to the Company, adjusted in accordance with the Code and Regulations, as more specifically set forth in Paragraph 7 of Schedule A hereof.

4.4. Liability of Members. No Member shall be required to make any contribution to the capital of the Company except as set forth in this Article 4, nor shall any Member, in its capacity as such, be bound by or personally liable for any expense, liability or obligation of the Company except to the extent of its obligation to return distributions made to the Member under certain circumstances as required by the Act.

4.5. Return of Contribution; Interest. Except as otherwise expressly provided herein or as otherwise approved by the Management Board, no Member shall have any right to the return or withdrawal of any Capital Contribution, or to receive any payment for the value of its interest in the Company, until termination of the Company. No Member shall have the right to demand and receive a distribution from the Company in a form other than cash unless such distribution is consented to by the Management Board. No interest shall be paid on any Capital Contributions.

4.6. Loans. If, at any time or from time to time, additional capital is necessary to pay the debts and obligations or maintain the financial integrity of the Company, or to provide operating funds for the Company, the Management Board may cause the Company to endeavor to borrow the necessary funds from commercial banks, lending institutions and/or other persons. In the event the Management Board does not arrange third-party financing as herein contemplated, then a Member may, but shall not be obligated to, advance the necessary funds to the Company upon the approval of the Management Board. All amounts so advanced which are not designated to be Capital Contributions shall be treated as loans to the Company for all purposes, shall be evidenced by promissory notes with such terms as the Management Board may approve, and shall bear interest at the rate negotiated by the Management Board and such Member from the date such funds are advanced until the date the loan is repaid in full. The Members of the Company agree that WVPA may loan the Company sums of money, which loan or loans shall be evidenced by one or more promissory notes issued by the Company to WVPA or its assigns and a mortgage and/or security agreement executed by the Company in favor of WVPA granting a first priority security interest in and to all of the Company’s assets, whether real, personal or mixed, tangible or intangible, whether now existing or hereafter acquired. Any such mortgage and/or security agreement may provide that it secures any and all subsequent loans which may be made by WVPA to the Company. WRE hereby consents to the Company paying WVPA interest at a rate equal to the cost of WVPA for funds from time to time plus two points, and agrees that such interest rate is reasonable.

4.7 Admission of New Members. Subject to the restrictions and limitations set forth in Article 7, additional members may only be admitted to the Company on such terms and conditions as are approved by the unanimous consent of all the Members with such terms and conditions being reduced to writing and signed by the new member.

ARTICLE 5.

ALLOCATIONS AND DISTRIBUTIONS

5.1. Allocations of Profit and Loss.

(a) Adjustments to Capital Accounts. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year, the Company shall allocate all profits and losses and items thereof (other than any profits or losses or items thereof specifically allocated (i) pursuant to the provisions of Treas. Reg. § 1.704-l(b)(2)(ii)(d) (the “qualified income offset”), (ii) to comply with the capital accounting requirements of Treas. Reg. § 1.704-l(b)(2)(iv), or (iii) pursuant to the provisions of Treas. Reg. § 1.704-2) to the Members’ Capital Accounts in a manner such that, after such allocations have been made, the balance of each Member’s Capital Account (which may be a positive, negative, or zero balance) shall equal (A) the amount that would be distributed to such Member, determined as if the Company were to liquidate all of its assets for the Section 704(b) Book Value (as defined below) thereof and distribute the proceeds thereof (net of any sales commissions and other similar transaction fees and payments required to be made to creditors) pursuant to Section 8.2(a) below, minus (B) the sum of (1) such Member’s share of the “partnership minimum gain (as determined under Treas. Reg. §§ 1.704-2(d) and (g)(3)) and “partner minimum gain” (as determined under Treas. Reg. §§ 1.704-2(i)) and (2) the amount if any, that such Member is obligated (or is deemed to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year. The Company will report the guaranteed monthly payments to the Class B Member, under Article 2.3 of this Agreement, as guaranteed payments under section 707(c); therefore, such payments will not be reported as distributions under section 731 and will thus not reduce the recipient’s capital account.

(b) Code Section 704(c). In accordance with Section 704(c) of the Code (and the principles thereof) and Treas. Reg. § 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-l(b)(2)(iv)(f), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. Unless otherwise decided by the Management Board, the Company shall use the “remedial allocation method” of Treas. Reg. § 1.704-3(d) for this purpose. Allocations pursuant to this Section 5.1(b) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss other items, or distributions pursuant to any provision of this Agreement.

(c) Certain Definitions. For purposes of this Article 5 of this Agreement: (A) the term “Section (704b) Book Value” means, with respect to any Company property, the Company’s adjusted based for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treas. Reg. §§ 1.704-l(b)(2)(iv)(d) through (g), provided that the Section

704(b) Book Value of any asset contributed to the Company shall be equal to the fair market value of such asset on the date of contribution, and (B) the term “Treas. Reg.” means Treasury Regulations issued under the Code.

5.2. Interest and Compensation. Any interest paid on loans made by Members to the Company, all guaranteed payments made to Class B Members and all compensation paid to the Members for goods or services shall be deducted from the gross income of the Company.

5.3. Tax Elections. All elections required or permitted by the Company under the Code shall be made by the Management Board in such manner as will be most advantageous to the Members and the Company. In the event of the distribution of property by the Company within the meaning of Section 734 of the Code, or the transfer of an interest in the Company within the meaning of Section 743 of the Code, the Management Board may elect to adjust the basis of the Company property pursuant to Sections 734, 743 and 754 of the Code. Any Members affected by such election shall supply the information as may be required to make, or give effect to, such elections by the Company.

5.4. Tax Matters Member. Wabash Valley Power Association, Inc., by and through its chief financial officer or such other officer as is designated from time to time by its board of directors, is hereby specifically authorized to act as the “Tax Matters Partner” under the Code and in any similar matter under state law, with full power and authority to act on behalf of the Company and the Members in such capacity.

5.5. Members Bound. The Members are aware of the income tax consequences of the allocations made by this Article 5 and agree to be bound by the provisions hereof in reporting their shares of Company income and loss for income tax purposes.

5.6. Distributions of Cash Flow.

(a) Priority of Distributions. Except as provided by Article 5.6(b) below, Cash Flow of the Company during any year of the Company or part thereof may be distributed to the Class A Members as determined from time to time by the Management Board.

(b) Timing of Distributions. Except as otherwise prohibited by this Agreement or by law, quarterly distributions of Cash Flow shall be made to the Class A Members in an amount, for each taxable year of the Company, which is not less than the federal and state income taxes payable by the Class A Members on account of the income of the Company which is taxable to them, assuming that all such income will be taxed at the highest marginal rate applicable to the type of income involved. To the extent practicable, all quarterly tax distributions made pursuant to this Article 5.6(b) shall be made at least fifteen (15) days before quarterly federal income tax estimated payments are due. Any additional Cash Flow may be distributed to the Class A Members from time to time during each fiscal year as determined by the Management Board.

5.7. Restrictions on Distributions. Notwithstanding anything to the contrary contained herein, no distribution shall be made to the Members if, after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business or if the Company’s total assets would be less than the sum of its total liabilities.

5.8. Distributions to Class B Members. Distributions shall be made to the Class B Members only as provided in Article 2.3 above and Article 8.2 below.

ARTICLE 6.

MANAGEMENT AND OPERATION OF THE BUSINESS

6.1. Management of the Company. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a Management Board. All decisions of the Management Board within the scope of its authority shall be binding upon the Company and each Member. Authority for management of the day-to-day operations of the Company shall be vested in a President and such other officers as are appointed in accordance with Article 6.3 hereof.

6.2. Management Board.

6.2.1 Composition. The Management Board shall consist of five (5) Board Representatives, three of whom shall be appointed by WVPA and two of whom shall be appointed by WRE. Each such Board Representative so appointed shall serve at the pleasure of the Member that appointed him or her or until his or her successor is duly elected, appointed or qualified, whichever occurs first. The affirmative vote of a majority of the Board Representatives shall be required to approve any matter coming before the Management Board for decision. The Board Representatives shall be under no duty to devote their full time to the business of the Company, but shall devote only such time as they may deem necessary to manage the Company’s business and affairs efficiently and in the best interests of the Company. The Management Board may elect Members to serve as Chairman, Secretary and other officers of the Board.

6.2.2 Removal and Replacement. Any Member may remove its Board Representatives and designate a replacement at any time upon written notice to the Company. The Board Representatives appointed by a Member shall be removed from the Management Board immediately upon the withdrawal of the Member from the Company or the sale or other transfer of the Member’s interest in the Company.

6.2.3 Powers. The Management Board shall have the power and authority to manage and run the business of the Company. It shall appoint officers to run the Company and shall designate their titles, as set forth in Article 6.3 below, and it may designate their duties as it may determine. The Management Board shall have the powers usually granted to the Board of Directors of a for-profit corporation.

6.3. Officers.

(a) President. Management of the day-to-day affairs of the Company shall be vested in a President or Chief Executive Officer (“CEO”) and/or a Chief Operating Officer (“COO”) as may be appointed or employed by the Management Board. They shall be responsible to the Management Board and may be removed at any time, with or without cause, by the Management Board. The Management Board shall determine the duties and powers of each of the officers, which may be changed from time to time. Subject to the provisions of the Act and this Agreement, and to the direction of the Management Board, such officer or officers shall manage and supervise the day-to-day affairs of the Company, shall have general supervision and direction of all other officers, employees and agents of the Company and shall perform all duties and shall perform such other duties as may be delegated by the Management Board.

(b) Other Officers. The Company shall have such other officers or specified agents as may from time to time be designated by the Management Board. Any such officer or other agent shall have such title and authority, and shall carry out such duties and responsibilities, as may be specified by the Management Board at the time such office is created, and shall serve at the pleasure of the Management Board.

(c) Authority of Officers. The President and any other officers or individuals specifically designated by the Management Board shall be managers of the Company, within the meaning of the Act, for the purpose of the Company’s business and affairs. The act of any such manager, including the execution in the name of the Company of an instrument for apparently carrying on in the usual way the business or affairs of the Company, shall bind the Company unless such manager does not have the authority to act for the Company in the particular matter and the person with whom the manager is dealing has knowledge of the fact that the manager does not have the authority to so act.

6.4. Buy Out Rights. If the Management Board authorizes the Company to take any of the following actions or enter into a binding commitment to take any of the following actions, a dissenting Member may require the Company to purchase its interest as provided in this Section 6.4 as a condition of taking such action. The actions giving rise to such right are:

(i) To materially change the business of the Company;

(ii) To merge or consolidate with any other company or entity; or

(iii) To sell all or substantially all the assets of the Company.

6.4.1. Procedure for Buying Out Interest of Dissenting Member. If the Management Board shall vote for any of the actions set forth in Article 6.4, and either Member is dissatisfied with such decision, it may, within thirty (30) days from being notified of such proposed action, notify the Company that it elects to have its interest in the assets in the Company appraised and bought out by the Company or by the other Member. Such election shall be made within thirty (30) days of the meeting in which the Managing Board decided the action described in Article 6.4 giving rise to that buy out right, if the dissenting Member’s representatives were at the meeting, or within thirty (30) days of receipt of written notice of the action if such Member’s representatives were not present at the meeting of the Management Board. If either Member so notifies the Company that it desires to sell, the Company shall have the assets of the Company appraised. The value of the Member’s interest in the Company shall be valued in the manner set forth in Schedule B attached to this Operating Agreement. Either the Company or the other Members shall have the right to buy the dissenting Member’s interest in the Company upon payment to the dissenting Member of the value of its assets in the Company as set forth in Schedule B.

6.5. Meetings; Consents.

(a) Meetings of the Management Board. The Management Board shall hold an annual meeting on such date within the first three (3) months of each fiscal year, at such time and place, as is determined by the Board. Regular meetings of the Management Board shall also be held, without notice, at such time and place and in accordance with such schedule as may be fixed by the Board. Special meetings of the Management Board to consider any matter may be called by the President or any Board Representative by giving written notice of the proposed time, date, location and purpose of the meeting to all Board Representatives at least two (2) business days and not more than thirty (30) days prior to the date of such meeting. Notice of any meeting may be waived in writing by a Board Representative before or after the date arid time stated in the notice of the meeting or by the attendance of such Representative, without objection, at such meeting. Meetings of the Management Board may be held by telephone or through any other means which permits all those participating in the meeting to communicate with each other.

(b) Written Consents. Any consent or approval of a Board Representative required or permitted by this Agreement may be given as follows:

(i) Without a meeting, without prior notice and without a vote if one (1) or more written consents setting forth the action taken are signed by that number of the Board Representatives whose consent or approval is required to approve the action, which written consents shall be effective when the last person whose consent is required to approve the action signs such consent, unless the consent specifies a different prior or subsequent effective date; or

(ii) Except to the extent written consent is required under the terms of this Agreement or the Act, the affirmative vote of the consenting Board Representative to the doing of the act or thing shall constitute consent to the act or thing for which a vote is solicited at any meeting called to consider the doing of such act or thing.

6.6. Indemnification and Exculpation. No Board Representative, officer or other designated agent of the Company shall be liable or accountable in damages or otherwise to the Company or any Member for any action taken in good faith or failure to act on behalf of the Company in good faith within the scope of the authority conferred in or pursuant to this Agreement, unless such act or omission constitutes willful misconduct or recklessness. The Management Board, officers and other designated agents of the Company may consult with such legal or other professional counsel as they may select. Any action taken or omitted by such person in good faith reliance on, and in accordance with, the opinion or advice of such counsel shall be full protection and justification with respect to the action taken or omitted. The Company shall indemnify and save harmless each Board Representative, officer and other designated agent of the Company from any loss, damage or expense (including reasonable attorneys’ fees) incurred by reason of any act taken or omitted for and on behalf of the Company within the scope of the authority conferred in or pursuant to this Agreement, unless such act or omission constitutes willful misconduct or recklessness.

ARTICLE 7.

TRANSFER AND WITHDRAWAL

7.1. Transfer or Withdrawal. Except as provided in this Agreement or with the prior written consent of the Members, no Member shall have the right or power to pledge, mortgage, sell, assign, gift or otherwise dispose of (whether voluntarily or by operation of law) all or any portion of its interest in, or resign or withdraw from, the Company. Any action in violation of the terms of this Agreement shall be null and void as against the Company and the other Member(s). It is expressly understood that Wabash Valley Power Association, Inc.’s interest in the Company is and will continue to be subject to a Mortgage and Indenture of Trust, Dated December 31, 1996, as its may be amended and supplemented from time to time.

7.2. Continuation of the Company. The Company shall not be dissolved, and the business of the Company shall be continued, upon the transfer or liquidation of the interest of a Member.

ARTICLE 8.

DISSOLUTION AND TERMINATION

8.1. Dissolution of the Company.

(a) Dissolution Events. The Company shall be dissolved and its business wound up only upon the unanimous written agreement of the Members, or if the Company then has only one (1) Member, upon the determination of such Member;

(b) Articles of Dissolution. Upon the dissolution of the Company, the Management Board shall cause Articles of Dissolution to be prepared and filed with the Indiana Secretary of State as soon as is reasonably feasible.

8.2. Winding Up of the Business.

(a) Distributions Upon Dissolution. Upon the dissolution of the Company, no further business shall be conducted by the Company except as necessary to wind up the affairs of the Company and to distribute its assets. If WVPA is a Member at the time of dissolution, the WVPA, or its successor or permitted assign (the “Liquidator”), shall act as liquidator and shall, except as set forth in this Article 8, liquidate the assets of the Company and make final distributions as provided herein. If WVPA is not a Member at the time of dissolution, then the Management Board shall act as Liquidator. All Liquidation Proceeds shall be applied and distributed in the following order of priority:

(i) First, to the payment of the debts and liabilities of the Company (excluding any loans or advances that may have been made by any Members to the Company) and the expenses of liquidation;

(ii) Second, to the payment of any debts and liabilities of the Company owing to any Member, but in the event the amount available for such payment is insufficient to satisfy all such debts and liabilities, then to such Members in the proportion which their respective claims bear to the claims of all such Members;

(iii) Third, to the creation of any reserves which may be deemed reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business and operation of the Company; and

(iv) Fourth, to Class A Members equal to the cumulative operating profits not previously distributed;

(v) Fifth, to new capital contributed after the date of formation based on the proportionate share of each Member’s contribution of new capital; and

(vi) Sixth, to the Members in the proportion to the Member’s original investment (50/50) subject to the provisions governing repayment of the balance of working capital advanced, together with any unpaid interest on that working capital advanced, as set forth in Article 2.3.1, above. The balance of working capital advanced by the Company to a Class B Member, together with any accumulated unpaid interest on that working capital advanced, shall be deducted prior to the Class B Member receiving any distribution of Liquidation Proceeds. Similarly, the unpaid balance of any loans from the Company to the Class B Member shall be deducted prior to the Class B Member receiving any distribution of Liquidation Proceeds.

(b) In-Kind Distributions. The Liquidator may determine whether and to whom properties should be distributed in kind rather than liquidated. The value of property distributed in kind shall be determined pursuant to the appraisal procedure set forth on Exhibit B. Any property distributed in kind shall be treated as though the property were sold for its appraised value at the time of distribution and the cash proceeds were distributed.

(c) Deficit Capital Account. Notwithstanding anything to the contrary contained herein, no Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist in such Member’s Capital Account from time to time or upon a liquidation of the Company or the Member’s interest in the Company except as otherwise required by the Act.

(d) Return of Contributions. No Member shall have priority over any other Member with respect to distributions made under this Article 8, and distributions made in accordance with this Article 8 shall be in full satisfaction of a Member’s claim against the Company for distribution and liquidation. Except as otherwise provided by law or as expressly provided in this Agreement, each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and no Member shall have recourse against the Liquidator, the Management Board or the other Members if the assets of the Company are insufficient to return the Capital Contributions of one or more Members after debts and liabilities owed to creditors (including any Members who are creditors) are satisfied.

(e) Time to Dissolve. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the normal losses attendant upon such liquidation.

8.3. Date of Termination. The Company shall be terminated when all of its assets have been applied and distributed in accordance with the provisions of Article 8.2. The establishment of any reserves for the payment of any contingent or unforeseen liabilities or obligations of the Company shall not have the effect of extending the term of the Company, and such reserves shall be applied and distributed in the manner provided in Article 8.2 upon the expiration of the period of such reserves.

ARTICLE 9.

BANK ACCOUNT, FISCAL YEAR, BOOKS AND RECORDS

9.1. Bank Account. All funds of the Company shall be deposited in the Company’s name in such bank or banks, and all withdrawals therefrom shall be upon such signatures, as may from time to time be determined by the Management Board,

9.2. Fiscal Year. Both the fiscal year and taxable year of the Company shall be January 1 to December 31; provided, that the fiscal year and taxable year of the Company may from time to time be changed by the Management Board in. accordance with the Code.

9.3. Books. The Management Board shall keep or cause to be kept complete and accurate records and books of account, in which shall be entered fully and accurately all transactions and such other matters relating to the Company’s business as are usually entered into records and books of account maintained by persons engaged in businesses of a like character. The books and records shall at all times be kept and maintained at the Company’s principal office and shall be available during normal business hours for inspection and copying upon the reasonable request, and at the expense, of any Member. The Company’s books and records shall be prepared and maintained in accordance with such method of accounting as is determined by the Management Board.

9.4. Annual Financial Information.

(a) Annual Tax Information. Within ninety (90) days after the end of each fiscal year, the Management Board shall cause the Company to send to each person who was a Member or Assignee at any time during such year such tax information, including, without limitation, federal tax Schedule K-l (Form 1065), as shall be reasonably necessary for the preparation by such person of its federal and state income tax returns.

(b) Financial Statements. Within ninety (90) days after the end of such year, the Management Board shall cause the Company to send to each person who was a Member at any time during such year financial statements for the Company, including: (i) a balance sheet as of the end of the year; (ii) a cash flow statement for such year; and (iii) a statement of profit and loss for such year, none of which need be audited, compiled, or reviewed by an independent certified public accountant. Each Member shall have the right, at its own cost and expense, to retain an independent certified public accountant to audit the books and records of the Company.

ARTICLE 10.

RIGHT OF FIRST REFUSAL

10.1. A Member or Assignee (herein “Selling Member”) which desires to sell or transfer all or any portion of its Membership Interest to a third party shall first obtain from such third party a bona fide written offer to purchase such Interest, setting out and stating fully all terms and conditions upon which the purchase is to be made and the consideration offered therefor (the “Offer”). The Selling Member shall give notice to the remaining Member of its intention to sell, furnishing a copy of the Offer with such notice.

10.2. The remaining Member (not Assignee) (herein “Non Selling Member”) has the right to purchase all (but not less than all) of the Membership Interests proposed to be sold upon the same terms and conditions stated in the Offer by giving notice to the Selling Member of its intention to do so within thirty (30) days after notice from the Selling Member. If the Non Selling Member shall not notify the Selling Member of its exercise of its right of first refusal within the thirty (30) day period, its right of first refusal with respect to the Offer shall terminate, and the Selling Member shall be entitled to consummate the proposed sale of its Membership Interest, provided that such sale is (i) on substantially the same terms as the Offer and (ii) consummated within forty-five (45) days of the expiration of the Non Selling Member’s right of first refusal. If the proposed sale is not consummated within the forty-five (45) day period, the Membership Interests shall continue to be subject to all provisions of this Article 10. In the event the Non Selling Member gives written notice to the Selling Member of its exercise of its right of first refusal to purchase all the offered interest of the Selling Member on the terms and conditions stated in the Offer, the Non Selling Member or the Company shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within sixty (60) days after receipt of the written notification to the Selling Member from the Non Selling Member of its exercise of its right of first refusal.

10.3. The transfer by a Member of its Membership Interest shall, unless the other Member otherwise consents, shall give to the Non Selling Member the right to accelerate any or all debt from the Selling Member to the Non Selling Member. The Non Selling Member shall notify the Selling Member if it exercises such right of acceleration at the time it notifies the Selling Member of its exercise or non-exercise of its right of first refusal.

ARTICLE 11.

SECOND GASIFIER

11.1. WRE retains the right to the existing second gasifier and associated equipment at the Facility for the purpose of completing an SNG Export Project. The revenues, expenses, and earnings from the project will accrue to WRE and not to the business of SGS. The SNG Export rights shall include the cooperation of SGS, subject to there being sufficient available space upon the premises and the ability to interconnect and use of common facilities without impeding or impairing the production of synthetic gas from the first gasifier. WRE must obtain all environmental licenses for the SNG Export Project. SGS shall have the right to use the Second Gasifier and associated equipment in operating the Facility at its discretion until WRE has fully permitted, financed and constructed a second gasifier train at which time SGS will relinquish use of the second gasifier and associated equipment which is not then being used in the operation of the Facility to WRE. WRE shall be responsible for all permitting and licensing of the SNG Export Project. WRE must also comply with all restrictions pertaining to any Site Leases with PSI Cinergy, which may be modified from time to time. It is acknowledged that such Second Gasifier use may limit or eliminate the ability of the Second Gasifier to operate for the benefit of the Company, however the SNG Export Project, including use of the Second Gasifier, shall not impede, impair or compete with the production of synthetic gas from the first gasifier in any way.

11.2. SGS will not warrant the condition nor refurbish the second gasifier prior to relinquishing its use to WRE for the SNG Export Project.

11.3. All current and future spare parts and inventory located at the Facility related to the gasifier shall remain property of SGS and will not transfer to WRE should the SNG Export Project be developed.

11.4. The SNG Export Project will not utilize SGS employees, equipment, tools or third party contractors in the performance or construction of the SNG Export Project, without prior written authorization of the SGS Management Board.

11.5. SGS will permit WRE to store equipment and other assets at the Facility, in support of the SNG Export Project, provided that the same can be segregated and that the storage will not interfere with the operation of the Facility by SGS.

11.6. Any additional property and equipment acquired for and used solely in connection with the SNG Export Project shall be separately owned, stored and maintained by WRE at its expense and will not be listed or covered as an asset of SGS,

11.7. SGS will cooperate fully with all aspects of the SNG Export Project, subject to there being sufficient available space upon the premises noting that the Company shall have the first right to use the property for the good of both WVPA and WRE. WRE may acquire additional land as needed and available for the SNG Export Project or other uses.

ARTICLE 12.

GENERAL PROVISIONS

12.1. Entire Agreement; Amendment. This Agreement, including Schedules I, II, A and B hereto, set forth the entire understanding of the parties, there being no oral or other written agreements or understandings between them relating to the Company, and supersedes all previous oral or written agreements with regard to the Company. This Agreement may be amended, altered, changed or added to only upon the unanimous written consent of the Members.

12.2. Waiver of Actions. Each Member expressly acknowledges and agrees that the parties hereto have carefully considered all matters relating to the Company and that all rights and remedies of the Members are, and shall be deemed to be, exclusively those set forth in this. Agreement. No Member shall have the right or power to cause the dissolution and winding up of the Company, by court decree or otherwise, except as set forth in this Agreement. No Member shall have the right or power to bring an action for partition against the Company, or for an accounting, or for the appointment of a liquidator by judicial action.

12.3. Attorneys’ Fees. hi the event the Company or any Member brings an action at law or other proceeding against a Member or the Company to enforce any of the terms, covenants and conditions hereof, or by reason of any breach or default hereunder, the party prevailing in any such action or other proceeding shall be entitled to recover from the other party all reasonable attorneys’ fees and costs incurred by the prevailing party. In the event any judgment is obtained by the prevailing party, all such attorneys’ fees shall be included in such judgment as determined by the court and not by the jury.

12.4. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by overnight courier, or mailed by certified or registered mail, postage prepaid, return receipt requested. Notices to a Member shall be mailed or delivered to the address of the Member set forth on Schedule I attached hereto. Notices to the Company shall be mailed or delivered to the principal office of the Company. Members shall give notice of a change of address to the Company and the other Members at their respective addresses as kept by the Company.

12.5. No Third Party Beneficiaries. Except to the extent an individual is entitled to indemnification by the Company pursuant to Article 6.6, the provisions of this Agreement are solely for the benefit of the Members and the Company, and no creditor of any Member or of the Company shall have any rights or benefits hereunder or be entitled to rely on any provisions of this Agreement.

12.6. Independent Ventures. Any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, and neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such independent ventures or the profits derived therefrom.

12.7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Members to one of such counterpart signature pages; all of such signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

12.8. Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require. The Article headings or titles and the table of contents shall not define, limit, extend or interpret the scope of this Agreement or any particular Article. This Agreement shall be construed in accordance with the internal laws of the State of Indiana without regard to principles of conflicts of law.

12.9. Binding Effect. This Agreement and all the terms and provisions hereof shall inure to the benefit of the Company and the Members and shall be binding upon the Members and their respective legal representatives, successors and permitted assigns.

12.10. Severability. If any of the terms and provisions of this Agreement are determined to be invalid, such invalid term or provision shall not affect or impair the remainder of this Agreement, but such remainder shall continue in full force and effect to the same extent as though such invalid term or provision were not contained herein.

IN WITNESS WHEREOF, the Members have caused this Operating Agreement to be executed on the date set forth below, effective as of the day and year first above written.

Wabash Valley Power Association, Inc.		Wabash River Energy, Ltd.

By:	/s/ Edward P. Martin	By:	/s/ H. H. Graves

Its:	President & CEO	Its:	H. H. GRAVES, President

Date:	1/14/05	Date:	1/14/05

SCHEDULE I

TO OPERATING AGREEMENT

OF

SG SOLUTIONS, LLC

CAPITAL CONTRIBUTIONS AND MEMBERS’ PERCENTAGES:

ADDRESSES OF PARTIES

Name & Address of Member:	Agreed Value of Capital Contribution	Member’s Percentage

Class A Members:

Wabash Valley Power Association, Inc. 722 High School Road P.O. Box 24700 Indianapolis, IN 46224	$17,000,000 consisting in part of claims against WRE	50%

Class B Members:

Wabash River Energy, Ltd. 312 Walnut Street, Suite 2650 Cincinnati, OH 45202	$17,000,000 representing assets, equipment, fixtures, contracts, leases, easements and other personal property identified on Schedule II to the Operating Agreement	50%

Exhibit A-19

SCHEDULE II

TO OPERATING AGREEMENT

OF

SG SOLUTIONS, LLC

LIST OF PROPERTY AND ASSETS

CONTRIBUTED BY

WABASH VALLEY POWER ASSOCIATION. INC.

AND WABASH RIVER ENERGY, LTD.

Assets Contributed by Wabash Valley Power Association Inc.

Secured Claims

Societe Generate Bank (Bank)	4,441,559

Freitag-Weinhardt (Contractors)	4,750,000

Loiello (Refractory Brick)	3,194,250

Total Secured Claims Acquired	12,385,789

Claims Pending

Porvair (9% interest - 8/20) (Filters)	2,647,306

Sterling Boiler	771,163

R.C.C.	1,700,000

Total Claims Pending	5,118,469

Cash if claims paid are less than $317,000,000 of claims

TOTAL CLAIMS CONTRIBUTED

Exhibit A-20

Assets Contributed by Wabash Power Energy, Ltd.

Gasification Block Machinery & Equipment

Fuel Milling, Heating & Slurry Feeding System

Cooling Tower & Auxiliary Equipment

Gasification System

Wet Chloride Scrubber System’

Fuel Gas Cooler / High Temperature Heat Recovery System

Candle Filter / Char Removal System

Slag Handling / Slag Product System

Sulfur Recovery Unit

Fuel Gas Preheat / Synthetic Gas Conditioning System

Acid Gas Removal / Absorption Column System

Sour Water Treatment System

Main Central Pipe Rack & Auxiliary Equipment

Production Controls / Instrumentation

Slag & Sulfur Product Loading Equipment

Flare Stack & Auxiliary Equipment

Miscellaneous Support Equipment

Laboratory Equipment

Maintenance / Shop / Warehouse Equipment

Office Furniture & Equipment

Computer Hardware

Motor Vehicles:	1995 Chevrolet C1500 Pickup Truck (1) and
1995 Chevrolet 3500 Pickup Truck (1)

Leasehold Improvements

All other property, equipment and assets used in or in connection with the operation of the gasification plant located at 444 West Sandford Avenue, West Terre Haute, Indiana which are not excluded assets under the Asset Purchase Agreement of even date herewith, other than the air separation unit.

Exhibit A-21

SCHEDULE A

TO OPERATING AGREEMENT

OF

SG SOLUTIONS, LLC

CERTAIN DEFINED TERMS

1. “Act” means the Indiana Business Flexibility Act, IND. CODE § 23-18-1-1, et seq., as the same may be amended from time to time, or any successor legislation.

2. “Agreement” means this Operating Agreement and all Exhibits and Schedules hereto, as the same may be amended from time to time.

3. “Assignee” means the assignee or transferee of an interest in the Company, assigned or transferred by a Member in accordance with the provisions of Article 7 of this Agreement, who has not been admitted as a Member of the Company.

4. “Bankruptcy” or “Bankrupt” means, with respect to any person, including the Company or any of the Members, that such person has made an assignment for the benefit of creditors; filed a voluntary petition in bankruptcy; been adjudged a bankrupt or insolvent, or had entered against such person an order of relief in any bankruptcy or insolvency proceeding; filed a petition or an answer seeking for such person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation; filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of such nature; sought, consented to, or acquiesced in the appointment of a trustee, receiver, or liquidator of such person or of all or any substantial part of its properties; one hundred twenty (120) days have elapsed after the commencement of any proceeding against such person seeking reorganization, arrangement, or similar relief under any statute, law, or regulation and such proceeding has not been dismissed; or ninety (90) days have elapsed since the appointment without the person’s consent or acquiescence of a trustee, receiver, or liquidator of such person or of all or any substantial part of its properties and such appointment has not been vacated or stayed or the appointment is not vacated within ninety (90) days after the expiration of such stay.

5. “Book Value” means, with respect to any item of Company property as of any particular date:

(a) With respect to any item of property contributed by a Member to the capital of the Company, the initial Book Value shall be the agreed-upon gross fair market value of such item of property as of the date such property was contributed to the Company;

Exhibit A-22

(b) With respect to any other item of Company property, the initial Book Value shall be its adjusted basis for Federal income taxation purpose;

(c) The Book Value of Company property shall be adjusted for depreciation, depletion, cost recovery and amortization deductions with respect to such property; and

(d) The Book Value of all Company properties shall be adjusted to equal their respective fair market values upon the adjustments to Capital Accounts described in Section 6(e) below.

6. “Capital Account” means the capital account of each Member, determined and maintained in accordance with the rules of Treas. Reg. § 1.704-1(b), as follows:

(a) There shall be credited to each Member’s Capital Account: (i) the amount of each Member’s cash capital contributions; (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to the Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-l(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. § 1.704-l(b)(4)(i).

(b) There shall be debited to each Member’s Capital Account: (i) the amount of cash distributed to the Member by the Company; (ii) the fair market value of property distributed to the Member by the Company (net of liabilities securing such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to the Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code; and (iv) allocations of Company loss and deduction (or item thereof), including loss and deduction described in Treas. Reg. § 1.704- l(b)(2)(iv)(g), but excluding items described in clause (iii) of this subparagraph and loss or deduction described in Treas. Reg. § 1.704-1 (b)(4)(i) or (iii).

(c) Each Member’s Capital Account shall be otherwise adjusted as required by Treas. Reg. § 1.704-l(b)(2)(iv).

(d) Each Member who has more than one interest in the Company shall have a single Capital Account that reflects all such interests as required by Treas. Reg. § 1.704-l(b).

Exhibit A-23

(e) The Capital Accounts of the Members may be restated in the event that additional contributions are made to the Company, Company property is distributed to a Member, a new Member is admitted to the Company, a Member withdraws from the Company, the Company is dissolved or in any other event as the Management Board deems appropriate.

(f) This Section 6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the requirements of Section 1.704-l(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Management Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits to them (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed to comply with such Regulations, the Members shall make such modifications as may be recommended by the Management Board; provided that such modifications are not likely to have a material effect on the amounts distributable to any Member pursuant to Article 5. The Members shall also make any appropriate modifications recommended by the Management Board in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704- l(b) of the Regulations.

7. “Capital Contributions” means all cash and the value of any property or services contributed to the capital of the Company by a Member or its predecessor-in-interest.

8. “Cash Flow” means the excess of cash revenue from operations of the Company (including any cash received by or remaining to the Company from the proceeds of any loan made to or obtained by the Company from new financings or the refinancing of any indebtedness of the Company), without reduction for any non-cash charges, over cash disbursements and any reserves which the Management Board may deem reasonably necessary or advisable for the payment of contingent liabilities of the Company or to fund the Company’s need for working capital, capital expenditures or growth.

9. “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

10. “Liquidation Proceeds” means all cash of whatever type and however derived that is held by the Company on or after the date of the dissolution and commencement of the winding up of the affairs of the Company.

11. “Management Board” means the collective group of individuals who have been appointed by the Members in accordance with Article 6.2 of this Agreement to direct the management of the business and the affairs of the Company.

Exhibit A-24

12. “Members” means Wabash Valley Power Association, Inc. and Wabash River Energy, Ltd., their successors and assigns, and any person(s) admitted as a new Member or substitute Member by the Members pursuant to the Operating Agreement.

13. “Member’s Percentage” means the percentage interest of each Member in the Company set forth on Schedule I hereof, as such percentages may be amended from time to time.

14. “Profit” or “Loss” means the Company’s taxable income or taxable loss for Federal income taxation purposes as determined by the accountants then employed by the Company in accordance with Section 703(a) of the Code, with the items required to be separately stated by Section 703(a)(l) of the Code combined into a single net amount; provided, however, that in the event the taxable income or taxable loss of the Company for such fiscal year is later adjusted in any manner, as a result of an audit by the Internal Revenue Service (the “Service”) or otherwise, then the taxable income or taxable loss of the Company shall be adjusted to the same extent.

15. “Prime Rate” means the Prime Rate as published from time to time in The Wall Street Journal, and which is described as the base rate on corporate loans at large U.S. money center commercial banks, as such rate may vary from time to time. If such base rate is expressed in a range in said publication, the higher rate of the reported range will apply. If The Wall Street Journal ceases to publish a Prime Rate, a similar source shall be used to determine the Prime Rate,

16. “Regulations” or “Treas. Reg,” means such regulations, including any interim or temporary regulations, as may be promulgated by the Treasury Department under the Code.

Exhibit A-25

SCHEDULE B

Appraisal Procedure

(a) Whenever the assets of a Member in the Company are to be valued, the Members shall attempt to agree upon a mutually-agreeable value. They shall have fifteen (15) days in which to see if they can agree upon the value of the dissenting Member’s interest in the assets of the Company. Within such fifteen (15) day period, if they cannot agree, they shall see if they can agree upon a single person or company who shall determine the value of such assets. At the end of fifteen (15) days if the Members cannot agree upon the value of the dissenting Member’s share of the Company’s assets, nor upon a single person or company to determine the value of such assets in a manner binding upon both Members, then each Member shall agree to submit the evaluation to a binding panel of appraisers as follows. Each party shall select one (1) experienced and competent appraiser to perform such valuation and the two (2) persons so appointed shall appoint a third (3rd) competent appraiser. The appraisers shall have thirty (30) days in which to make their valuation of the assets of the Company. A copy of each appraiser’s determination of value shall be furnished to all the Members of the Company. The appraised value of the assets shall be the average value of the three (3) appraisals if the three (3) appraised values do not vary by more than twenty percent (20%). If the three (3) appraisals vary by more than twenty percent (20%), then the average value of the two (2) closest appraisals shall be used to determine the value of the assets of the Company. The value of the interest of the dissenting Member shall be determined by valuing the appraised value of the assets of the Company, then multiplying the Member’s Percentage Interest times that value, and then subtracting any debts owed by that Member to the Company or to the other Member. Each Member shall pay the cost of the appraisal by the person that Member it appoints as an appraiser and the Members shall equally share the cost of the third appraiser appointed by the two (2) other appraisers, or of the single appraiser if the parties shall agree upon a single appraiser.

(b) Within fifteen (15) days after the dissenting Member receives the last appraisal under the procedure set forth in the preceding paragraph (a), the dissenting Member may elect to withdraw its dissent under 6.4.1. of this Operating Agreement. If the dissenting Member withdraws its dissent from the action of the Management Board, the dissenting Member shall pay the cost of the appraisal(s) referred to in the preceding paragraph (a.)

(c) Once such value has been determined, the Company and the non-dissenting Member shall have ninety (90) days in which to pay the dissenting Member such amount of money less debts owed by that Member to the Company or to the other Member. Concurrently upon such payment, the dissenting Member shall convey and transfer to Company or to the non-dissenting Member if the Member buys the assets, the dissenting Member’s entire interest in the Company. If both the Company and the other Member shall fail to buy out such interest, the Company shall not take the action giving rise to such appraisal.

26